Exhibit 99.1

A Schedule 13D was filed by James J. Kim and those members of the reporting group who then constituted the group on November 28, 2005, as amended by
Amendment No. 1 filed with the Securities and Exchange Commission (the
"Commission") on April 4, 2008, Amendment No. 2 filed with the Commission on
March 19, 2009, Amendment No. 3 filed with the Commission on April 16, 2009,
Amendment No. 4 filed with the Commission on February 5, 2010, Amendment No. 5 filed with the Commission on March 28, 2011, Amendment No. 6 filed with the
Commission on November 17, 2011, Amendment No. 7 filed with the Commission on
March 29, 2013, Amendment No. 8 filed with the Commission on March 28, 2014,
Amendment No. 9 filed with the Commission on March 30, 2015 and Amendment No. 10 filed with the Commission on March 10, 2016, as further amended from time to time (the "Schedule 13D"). Those individuals and entities listed in the Schedule
13D, including the filer of this Form 3, may be deemed to be members of a group
(the "Group") who each exercise voting or investment power with respect to shares of Amkor Technology, Inc.'s (the "Issuer") Common Stock in concert with other members of the Group. The Group may be deemed to beneficially own more than 10% of the outstanding voting securities of the Issuer. The reporting person states that the filing of this Form 3 Report shall not be deemed an admission that the reporting person is the beneficial owner of the reported securities owned by the other members of the Group, for the purpose of Section
16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.